UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)    April 15, 2004
                                                ------------------------------


                              NORTH BANCSHARES, INC.
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              (Exact name of registrant as specified in its Charter)


Delaware                            0-22800                 36-3915073
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(State or other               (commission file number)     (IRS Employer
jurisdiction of                                             Identification
incorporation)                                              number)



100 West North Avenue, Chicago, Illinois                    60610
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(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code: (312) 664-4320



                                      N/A
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            Former name or former address, if changed since last report)






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Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

         99.1. Press release, dated April 15, 2004.


Item 9. Regulation FD Disclosure (Information furnished in this Item 9 is furnished pursuant to Item 12)

On April 15, 2004, the Registrant issued the attached press release regarding first quarter 2004 earnings and the declaration of a quarterly dividend. The press release is attached as Exhibit 99.1 to this current report on Form 8-K and is being furnished pursuant to Item 12 of Form 8-K.








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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         NORTH BANCSHARES, INC.
                                         (Registrant)




Date: April 15, 2004                      /S/ Joseph A. Graber
      --------------                      --------------------
                                          Joseph A. Graber
                                          President and
                                          Chief Executive Officer












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                                     EXHIBIT














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NORTH BANCSHARES, INC.   NEWS
100 West North Avenue at Clark Street - Chicago, Illinois 60610 - (312) 664-4320


RELEASE:          IMMEDIATELY

CONTACTS:         Joseph A. Graber or Victor E. Caputo or Martin W. Trofimuk
                  (312) 664-4320

                           NORTH BANCSHARES ANNOUNCES
                             FIRST QUARTER EARNINGS
                           QUARTERLY DIVIDEND DECLARED

         CHICAGO, IL, APRIL 15, 2004, - North Bancshares, Inc., (NASDAQ-NBSI), the holding company of North Federal Savings Bank today announced both basic and diluted earnings per share increased to $.07 for the quarter ended March 31, 2004 compared with $.06 per share for the quarter ended March 31, 2003. Net income for the quarter ended March 31, 2004 increased by $9,000 and amounted to $75,000 compared with $66,000 for the quarter ended March 31, 2003. The increase was primarily attributable to a $38,000 increase in non-interest income, offset by a $20,000 decrease in net interest income, and an $11,000 increase in total non-interest expense.

         Concurrent with this earnings release the Board of Directors of the Company has declared a quarterly dividend of $.08 per share to be paid on May 14, 2004 to stockholders of record as of April 30, 2004.

         Net interest income, before provision for loan losses, decreased by $13,000 to $834,000 for the quarter ended March 31, 2004, compared with $847,000 for the quarter ended March 31, 2003. The decrease was attributable to a $158,000 decrease in total interest income offset by a $145,000 decrease in total interest expense. The decrease in interest income was primarily attributable to a decrease in the average yield on interest earning assets.

         Non-interest income increased by $38,000 to $161,000 for the quarter ended March 31, 2004, compared with $123,000 for the quarter ended March 31, 2003. The increase was primarily attributable to a $50,000 increase in other non-interest income partially offset by a $27,000 decrease in gains on sale of investment securities available for sale. The increase in other non-interest income was due primarily to a recovery of an employee embezzlement that was charged to non-interest expense in a prior year. In addition, there was a $15,000 increase in gain on the sale of mortgage loans held for sale.

         Non-interest expense increased by $11,000 to $879,000 for the quarter ended March 31, 2004 compared with $868,000 for the quarter ended March 31, 2003. The increase was primarily attributable to a $55,000 increase in professional fees related to the hiring of an investment banking firm and attorneys to review the company's strategic alternatives. Other non-interest expense decreased by $56,000 which was related to a charge for an employee embezzlement which was recorded during the first quarter of 2003.

         Total assets decreased slightly to $133.3 million at March 31, 2004 from $133.7 million at December 31, 2003. Investment securities available for sale decreased by $1.6 million to $17.0 million which was partially offset by a $1.3 million increase in net loans receivable.

         Net loans receivable increased by $1.3 million and amounted to $96.8 million at March 31, 2004 compared with $95.5 million at December 31, 2003. Equity line of credit loans, that adjust to the prime rate or prime rate plus a margin increased to $21.9 million at March 31, 2004 from $20.5 million at December 31, 2003. The Bank originated $11.2 million in loans during the quarter ended March 31, 2004 and recorded $8.3 million in repayments and $1.6 million in loan sales compared with $8.3 million in loans originated, $14.2 million in repayments and $180,000 in loan sales during the quarter ended March 31, 2003. At March 31, 2004, the Bank had $4.1 million in loan applications pending approval or closing and $15.5 million in unused lines of credit. The Company added $7,500 to the allowance

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for loan losses during the quarter ended March 31, 2004, due primarily to growth in the consumer and commercial loan portfolio during the quarter. The total allowance for loan losses amounted to $354,000 or 0.36% of loans receivable at March 31, 2004 compared with $347,000 and 0.36% of loans receivable at December 31, 2003.

         Total deposits increased by $1.3 million and amounted to $92.2 million at March 31, 2004 compared with $90.9 million at December 31, 2003. The increase was due primarily to a $2.1 million increase in certificates of deposit. The weighted average cost of deposits decreased to 2.25% at March 31, 2004 from 2.47% at December 31, 2003.

         Borrowed funds decreased by $2.5 million and amounted to $25.0 million at March 31, 2004 compared with $27.5 million at December 31, 2003. The decrease is attributable to repayment of a higher cost FHLB advance that matured during the quarter.

         Stockholders' equity was $13.6 million at March 31, 2004 compared with $13.5 million at December 31, 2003. The increase was primarily attributable to a $74,000 decrease in accumulated other comprehensive loss due primarily to a decrease in interest rates that occurred during the quarter and the resulting positive effect on the available for sale securities portfolio. Retained earnings increased by net income of $75,000 which was offset by $91,000 in dividend payments. Book value per share increased to $11.84 at March 31, 2004 compared with $11.77 at December 31, 2003.

         Joseph A. Graber, President and Chief Executive Officer, commented:

         "On April 8, 2004, we announced the signing of a definitive agreement with Diamond Bancorp, Inc., a wholly owned subsidiary of Northbrook Investments, LLC, for the sale of all the outstanding shares of common stock of North Bancshares, Inc., which are not currently owned by Northbrook Investments, LLC for $22.75 per diluted share in cash. The total transaction value amounts to approximately $26.4 million with a price to tangible book value as of December 31, 2003, of approximately 193% and a premium over core deposits of approximately 17.2%. The transaction is subject to regulatory approvals and approval by a majority of the holders of North Bancshares's common stock and is anticipated to close in the fourth quarter of 2004." He added, "The transaction not only provides extraordinary value to our shareholders but also maintains the name North Federal Savings Bank, continues the proud 118 year tradition of providing community banking services, offers new leadership and I look forward to working with the purchasers to ensure a smooth transition."

         North Bancshares, Inc. is the holding company for North Federal Savings Bank. Its common stock is traded on the Nasdaq Stock Market under the symbol "NBSI." North Federal has served the north side of Chicago from its home office in Old Town since 1886. It also operates a branch office in Wilmette, IL. For 63 consecutive quarters, the bank has received a five-star superior rating for safety from Bauer Financial Reports, Inc., and is rated one of the best in the nation for safety and soundness by Sheshunoff Information Services, Inc. North Federal is proud to support local service and non-profit organizations. Its executives serve or have served on the boards of a variety of local community organizations. Further information is available on its website at www.northfederal.com including prior press releases, SEC filings, company history, and current products, services and interest rates.

         When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance.

         The Company does not undertake -- and specifically disclaims any obligation -- to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                         (FINANCIAL STATEMENTS ATTACHED)



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

                                     NORTH BANCSHARES, INC.
                    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                (IN THOUSANDS, EXCEPT SHARE DATA)
                                        (UNAUDITED)

  ASSETS                                                  MARCH 31, 2004 DECEMBER 31, 2003
Cash and due from banks                                            $2,322          $2,003
Interest-bearing deposits                                           2,999           2,767
Federal funds sold                                                  7,408           8,166
Investment in dollar denominated mutual funds                          63              95
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TOTAL CASH AND CASH EQUIVALENTS                                    12,792          13,031
Securities available for sale                                      16,974          18,612
Stock in Federal Home Loan Bank (FHLB) of Chicago                   4,252           4,252
Loans receivable, net of allowance for loan losses
 of $354 at March 31, 2004 and $347 at December 31, 2003           96,758          95,471
Accrued interest receivable                                           539             558
Premises and equipment, net                                           845             849
Other assets                                                        1,164             973
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TOTAL ASSETS                                                      133,324         133,746
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LIABILITIES AND STOCKHOLDERS' EQUITY
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Deposits
   Interest-bearing                                                86,227          85,392
   Non-interest-bearing                                             5,993           5,560
Borrowed funds                                                     25,000          27,500
Advance payments by borrowers for taxes and insurance                 375             657
Accrued interest payable and other liabilities                      2,174           1,143
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TOTAL LIABILITIES                                                 119,769         120,252
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Preferred stock, $.01 par value. Authorized 500,000
 shares; none outstanding                                               -               -
Common stock, $.01 par value. Authorized 3,500,000
 shares; issued 1,914,075; outstanding 1,144,695 at
 March 31, 2004 and December 31, 2003                                  19              19
Additional paid in capital                                         13,179          13,179
Retained earnings, substantially restricted                        12,059          12,075
Treasury stock, at cost (769,380 shares at March 31,
 2003 and December 31, 2003)                                      (11,625)        (11,625)
Accumulated other comprehensive loss                                  (41)           (115)
Unearned stock awards                                                 (36)            (39)
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TOTAL STOCKHOLDERS' EQUITY                                         13,555          13,494
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TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $133,324        $133,746
-----------------------------------------------------------------------------------------
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


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
                                    NORTH BANCSHARES, INC.
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                         (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              2004          2003

INTEREST INCOME:
Loans receivable                                            $1,396        $1,431
Interest-bearing deposits and federal funds sold                27            56
Securities available for sale                                  185           298
Dividend on FHLB stock and other interest income                69            50
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TOTAL INTEREST INCOME                                        1,677         1,835
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INTEREST EXPENSE:
Deposit accounts                                               479           587
Borrowed funds                                                 364           401
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TOTAL INTEREST EXPENSE                                         843           988
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NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES           834           847
PROVISION FOR LOAN LOSSES                                        7             -
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NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            827           847
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NON-INTEREST INCOME:
Gain on sale of securities available for sale                    -            27
Gain on sale of mortgage loans held for sale                    22             7
Other non-interest income                                      139            89
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TOTAL NON-INTEREST INCOME                                      161           123
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NON-INTEREST EXPENSE:
Compensation and benefits                                      418           413
Occupancy expense                                              127           123
Professional fees                                               95            40
Data processing                                                 71            72
Advertising and promotion                                       33            29
Other non-interest expense                                     135           191
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TOTAL NON-INTEREST EXPENSE                                     879           868
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INCOME BEFORE INCOME TAXES                                     109           102
INCOME TAX EXPENSE                                              34            36
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NET INCOME                                                    $ 75          $ 66
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EARNINGS PER SHARE:
Basic                                                         $.07          $.06
Diluted                                                       $.07          $.06
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AVERAGE SHARES OUTSTANDING:
Basic                                                    1,142,545     1,138,681
Diluted                                                  1,148,230     1,148,354
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COMPREHENSIVE INCOME                                          $149            $8
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

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SELECTED FINANCIAL RATIOS AND OTHER DATA (UNAUDITED):

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                 2004           2003

PERFORMANCE RATIOS:
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
Return on assets (ratio of net income to average
 total assets) (1)                                               0.22%           0.19%
Return on Stockholders' equity (ratio of net income
 to average equity) (1)                                          2.22            1.89
Interest rate spread information:
Average during period (1)                                        2.18            2.09
End of period (1)                                                2.24            1.97
Net interest margin (1)                                          2.57            2.53
Ratio of operating expenses to average assets (1)                2.62            2.51
Efficiency ratio (2)                                              .89             .89
Ratio of average interest-earning assets to average
 interest-bearing liabilities                                  114.84          115.17
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                                                     MARCH 31, 2004 DECEMBER 31, 2003

ASSET QUALITY RATIOS:
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Non-performing assets to total assets                            0.00           0.00
Allowance for loan losses to non-performing loans                 N/A            N/A
Allowance for loan losses to loans receivable                    0.36           0.36
CAPITAL RATIOS:
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Stockholders' equity to total assets                            10.17          10.09
Average Stockholders' equity to average assets                  10.07          10.16
Shares outstanding-actual                                   1,144,695      1,144,695
Book value per share (3)                                        11.84          11.79
Number of full service offices                                      2              2
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

(1) Annualized for the three month periods presented.
(2) Includes gains on sales
(3) Includes other comprehensive income.


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